EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529
bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP ANNOUNCES APPOINTMENT OF
STEVEN I. BARLOW TO BOARD OF DIRECTORS

Novato, CA - (November 28, 2017) - The Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, (collectively, the “Company”), has announced the appointment of Steven I. Barlow to its Board of Directors, effective November 21, 2017. Mr. Barlow is the former Chief Operating Officer of Mechanics Bank, where he served in various roles from 1992 until his retirement in 2014. Most recently he was a member of Bank of Napa’s board of directors from 2014 until the Bank’s recent acquisition by Bank of Marin. With the addition of Mr. Barlow, the Board now has 10 active members, nine of whom are independent.
“Steve is an experienced community banker and board member,” said Brian Sobel, Chairman of the Board. “He is an excellent addition to an already strong board of directors. I know that he will be a great asset to the Bank, especially as we continue to grow across the Bay Area.”
In addition to his role as COO at Mechanics Bank, Mr. Barlow also served in various leadership roles during his 39-plus year career, including 8 years as President and Chief Executive Officer of Napa Valley Bank. Napa Valley Bank was a $400 million community bank with nine offices that was acquired by Westamerica Bancorporation.
Mr. Barlow, a resident of San Rafael, California, currently serves on the Board of the West Contra Costa County YMCA and is a past director of Napa Valley Unified Education Fund and Queen of the Valley Hospital Foundation. He received a Bachelor’s of Science in Economics and Political Science from Stanford University.
About Bank of Marin Bancorp
Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.4 billion and 23 retail offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

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